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                                                                     EXHIBIT 2.4


                                            July 30, 1999

The Board of Directors
NetValue Holdings, Inc.
Two Penn Center Plaza
Suite 605
Philadelphia, PA 19102

Gentlemen:

     NetValue Holdings, Inc. ("Holdings" or the "Company") has requested a review of the proposed transaction (the "Transaction") involving the merger between the Company and Strategicus Partners ("Strategicus"). Specifically, you have requested a review of the consideration to be issued to Strategicus and whether this consideration is fair, from a financial point of view to the existing shareholders of the Company. We were retained by the Board of Directors and commenced our investigation of the Transaction on June 24, 1999.

     Pursuant to the Transaction, Holdings will issue 601,030 shares of restricted common stock to the principal owners of Strategicus. Strategicus will contribute its equity interests in Metacat.com, Inc, College411.com, and Asia CD, Inc. to Holdings. Our opinion relates to the immediately vested 601,030 shares of common stock issued to the Strategicus Partners at the time of the closing of the Transaction. At the Company's request in a letter received July 23, 1999, additional equity issued to the Strategicus Partners after the closing of the Transaction is not included in the scope of our review.

     In connection with the opinion, we have reviewed, among other things, (i) the proposed Transaction, (ii) the Agreement and Plan of Reorganization dated as of June 21, 1999 [as amended], (iii) historical operating results of the Company, (iv) internally prepared projections of the Company, Metacat.com, Inc., College411.com, and Asia CD, Inc., (v) the terms of the investments made by Strategicus in each of Metacat.com, Inc., College411.com, and Asia CD, Inc.,
(vi) the terms of the most recent debt placement by Holdings, and (vii) the historical trading performance of the Company's stock. We have held discussions with members of the management of the Company and Strategicus regarding its business operations as well as future prospects. We have reviewed industry specific data regarding the valuation of internet companies as well as other such information as we consider appropriate.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company or Strategicus, or representatives of the Company or Strategicus, and we have not assumed any responsibility for independent verification of such information. We express no opinion as to the consideration to be received by holders of shares who may perfect dissenters' statutory fair appraisal remedies, if available. Based upon the foregoing and based upon other such matters that we consider relevant, it is our opinion that the issuance of 601,030 shares of Holdings restricted common stock to Strategicus as consideration for their
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interests in Metacat.com, Inc., College411.com and Asia CD, Inc. is fair from a financial point of view to the existing shareholders of the Company as of the date hereof.

     Our opinion is necessarily based upon economic, market and other conditions in effect on, and the information made available to us as of July 30, 1999. Furthermore, our opinion is subject to change pending final receipt of all documents in their final form. Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any director or stockholder as to how the director or stockholder should vote at the meeting held in connection with the Transaction. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.



                                         Very truly yours,

                                         /s/ Ferris, Baker, Watts, Inc.
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                                         Ferris, Baker, Watts, Incorporated

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